CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-2 of Fifth Street Senior Floating Rate Corp. of our report dated November 25, 2013 relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
New York, New York
March 26, 2014